Exhibit 10.21

AVON PRODUCTS, INC.

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Effective May 1, 1997; Amended and Restated as of January 1, 2008)

I.	GENERAL PROVISIONS

1.1 Purpose. The purpose of the Avon Products, Inc. Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive revised compensation program that will attract and retain qualified individuals who are not employed by Avon Products, Inc. (the “Company”) or its subsidiaries to serve on the Board of Directors. In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to increases in the value of the Company’s common stock.

1.2 Eligibility. Only members of the Board of Directors who are not also employees of the Company or its subsidiaries may participate in this Plan.

1.3 Relationship to 2005 Stock Incentive Plan. The Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which was approved by the Company’s shareholders at the Annual Meeting of Shareholders on May 5, 2005, provides for the award of stock incentives, including stock options, restricted stock, and restricted stock units, to key employees and non-employee directors of the Company. Grants of stock incentives made under this Plan on or after May 5, 2005 shall be made under the 2005 Plan. Grants of stock options and restricted stock made under this Plan prior to May 5, 2005 were made under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) or other prior stock plan. With respect to such grants under the 2000 Plan or other prior stock plan, references in this Plan to the 2005 Plan shall instead be construed to refer to the 2000 Plan or such other prior stock plan, as applicable.

1.4 Definitions. Capitalized words and phrases in this Plan and not otherwise defined herein shall have the same meaning as the definitions set forth in the 2005 Plan to the extent they are defined therein.

II.	ANNUAL RETAINER AND COMMITTEE FEES

2.1 Annual Retainer. Each non-employee director shall be entitled to receive an annual retainer consisting of cash and/or Restricted Stock Units in such amounts as determined by the Board of Directors from time to time. Any cash portion of the retainer shall be payable in quarterly installments.

2.2 Committee Fees. A non-employee director appointed as a member of a standing committee of the Board of Directors shall receive an annual cash retainer in such amount as determined by the Board of Directors from time to time. Committee retainers shall be paid within thirty days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders. These committee retainers are in addition to the annual retainer set forth in Section 2.1 above.

2.3 Retainer Fees for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board of Directors shall be paid an annual cash retainer in such amount as determined by the Board of Directors from time to time. Payment to committee chairs shall be made within thirty days following the annual organizational meeting occurring immediately after the Annual Meeting of Shareholders. These committee chair retainers are in addition to the retainer fees set forth in Sections 2.1 and 2.2 above.

2.4 Deferred Cash Alternative. Each non-employee director annually may elect to have all or a part of his or her cash compensation under this Article II deferred for payment in accordance with the provisions of the Board of Directors of Avon Products, Inc. Deferred Compensation Plan (the “Director Deferral Plan”).

III.	STOCK OPTIONS

3.1 Annual Retainer Grants of Stock Options. Prior to 2006, non-employee directors were granted non-qualified options to purchase shares of Stock. Effective as of January 1, 2006, there will be no additional annual grants of stock options under this Plan.

3.2 Option Exercise Price. The per share price to be paid to exercise an Option shall be the Fair Market Value of the Stock on the date of grant in accordance with the 2005 Plan, as such term is defined on the corresponding date of grant.

3.3 Vesting and Exercise of Option. Each Option will become exercisable one year after the date of grant and may be exercised for a period of ten years after the date of grant. In the event of death, a vested Option may be exercised by the estate of the non-employee director. All Options shall become fully exercisable upon the occurrence of a Change in Control.

3.4 Method of Exercise and Purchase. An Option shall be exercised by giving written notice to the Secretary, or an Assistant Secretary, of the Company specifying the number of shares to be purchased and the particular grant being exercised. Such notice shall be accompanied by a check as payment of the exercise price of the shares with respect to which such Option, or portion thereof, is exercised. Alternatively, such notice may include an election to have such shares delivered to a broker-dealer with whom arrangements have been made to immediately sell the shares and withhold from the net sale proceeds the full purchase price amount to be delivered to the Company. The Company may also require payment of all withholding taxes to exercise an Option, whether or not a broker-dealer arrangement has been used.

IV.	RESTRICTED STOCK

4.1 Annual Retainer Grants of Restricted Stock. Effective January 1, 2006, at the close of business on the date of each Annual Meeting of Shareholders before January 1, 2008, each non-employee director who then continues as a member of the Board of Directors may be granted shares of Restricted Stock. The number of shares of Restricted Stock to be granted will have a fair market value equal to an amount determined by the Board of Directors from time to time. The fair market value per share shall be deemed to be the closing price of a share of Stock as reported on the New York Stock Exchange averaged over the ten trading days immediately preceding the grant date. A fractional share resulting from such calculation will be rounded to the nearest whole share. Effective as of January 1, 2008, there will be no additional annual grants of restricted stock under this Plan.

4.2 Restrictions and Terms and Conditions. All shares of Restricted Stock granted under this Plan may not be sold, traded, assigned, transferred, or otherwise encumbered until and unless restrictions are removed. The Company shall retain custody of all shares until restrictions are removed or may hold such shares by book entry registration. Each non-employee director granted Restricted Stock shall have all the rights of a shareholder with respect to such shares, including the right to vote such shares and receive dividends and other distributions.

4.3 Removal of Restrictions. No shares of Restricted Stock will become free of restrictions for a non-employee director until the termination of the director’s services as a member of the Board of Directors in accordance with the terms and conditions of this Plan as in existence on the applicable date of grant of such Restricted Stock. Forfeiture of shares of Restricted Stock will result with respect to a non-employee director who, without the Company’s written consent, becomes employed by, or provides consulting services to, a company substantially engaged in a business that is competitive with a principal business conducted by the Company.

V.	RESTRICTED STOCK UNITS

5.1 Annual Retainer Grants of Restricted Stock Units. Effective January 1, 2008, at the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a member of the Board of Directors may be granted Restricted Stock Units. A Restricted Stock Unit grant is an award that entitles the non-employee director to receive at the time(s) set forth in Sections 5.3 and 5.4 payment of an amount equal to all or a portion of the Fair Market Value of the specified number of shares granted to the non-employee director as a Restricted Stock Unit.

5.2 Length of Risk of Forfeiture. Prior to vesting, all Restricted Stock Units shall be subject to a substantial risk of forfeiture. A non-employee director’s Restricted Stock Units shall vest on the first anniversary of the date of grant of the applicable Restricted Stock Unit, provided that such non-employee director continues as a member of the Board of Directors for the entirety of such one-year period. If the non-employee director ceases to be a member of the Board of Directors before the expiration of such one-year period (except as provided in Section 5.4), then the Restricted Stock Units shall be forfeited. Forfeiture of Restricted Stock Units, whether vested or unvested, will result with respect to a non-employee director who, without the Company’s written consent and while serving as a member of the Board of Directors, becomes employed by, or provides consulting services to, a company substantially engaged in a business that is competitive with a principal business conducted by the Company.

5.3 Payment of Restricted Stock Units. A non-employee director’s vested Restricted Stock Units shall be paid to the non-employee director (or, if he or she is dead, to his or her estate) within 30 days after such non-employee director ceases to serve as a member of the Board of Directors. Vested Restricted Stock Units may be paid in shares of Stock or in cash equal to the Fair Market Value of the shares of Stock on the date that the non-employee director ceases to serve as a member of the Board of Directors.

5.4 Earlier Vesting and Payment. Notwithstanding anything in this Article V to the contrary, a non-employee director’s Restricted Stock Units shall immediately become vested in the event of, and will be paid within 30 days after, (a) such non-employee director’s death or (b) the occurrence of a Change in Control. Such Restricted Stock Units may be paid in shares of Stock or in cash equal to the Fair Market Value of the shares of Stock on the date of the non-employee director’s death or the date of the Change in Control, as applicable.

5.5 Voting and Dividends. A non-employee director does not have the right to vote any Restricted Stock Units or to receive dividends on them prior to the date such Restricted Stock Units are paid to the non-employee director in the form of shares of Stock (and only to the extent that such Restricted Stock Units are not paid in cash). However, unless otherwise determined by the Board of Directors, prior to settlement of a Restricted Stock Unit, a non-employee director shall be entitled to “Dividend Equivalent Rights” so that the non-employee director will receive a cash payment in respect of the shares of Stock in amounts that would otherwise be payable as dividends with respect to such number of shares of Stock, when and as dividends are paid.

VI.	ADDITIONAL PROVISIONS

6.1 This Plan shall be administered by the Nominating and Corporate Governance Committee of the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the 2005 Plan shall be applicable to this Plan.

6.2 This Plan may be suspended or terminated at any time by action of the Board of Directors. Notwithstanding any such suspension or termination, amounts deferred under Section 2.4 above shall continue to be payable in accordance with the terms of the Director Deferral Plan, and any outstanding stock incentive awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the 2005 Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.

6.3 The number of shares of Stock covered by any Option, or an award of Restricted Stock or Restricted Stock Units, shall be proportionately adjusted in accordance with, and to the extent set forth in, the 2005 Plan.

6.4 The right to receive any compensation under this Plan may not be transferred, assigned, or subject to attachment or other legal process.

6.5 This Plan shall be governed by and subject to the laws of the State of New York and applicable Federal laws.

The Company has caused this Plan, effective as of May 1, 1997, to be amended and restated as of January 1, 2008.

AVON PRODUCTS, INC.

By:	/s/ Kim K. Azzarelli
Title:	VP, Associate General Counsel and Corporate Secretary
Date:	December 5, 2007

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